UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dell Way, Round Rock, Texas	78682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 289-3355

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In March 2010, Brian T. Gladden, the Senior Vice President and Chief Financial Officer of Dell Inc. (“Dell”), and Erin Nelson, Dell’s Vice President and Chief Marketing Officer, each adopted prearranged trading plans (the “Sales Plans”) to sell shares of Dell’s common stock. In March 2010, James W. Breyer, a member of Dell’s board of directors, adopted a prearranged trading plan (the “Purchase Plan,” and together with the Sales Plans, the “Plans”) to purchase shares of Dell’s common stock. The Plans are designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and Dell’s policies regarding stock transactions. Rule 10b5-1(c) permits directors, officers and other stockholders who are not in possession of material non-public information to adopt a prearranged plan or contract for the purchase or sale of the registrant’s securities under specified conditions and at specified times.

The Sales Plan entered into by Mr. Gladden provides for his sale of up to approximately 162,200 shares of Dell common stock during specified periods occurring between June 2010 and March 2011. The Sales Plan entered into by Ms. Nelson provides for her sale of up to approximately 39,442 shares of Dell common stock during specified periods occurring between May 2010 and May 2011. The Sales Plans will not reduce the ownership of Dell shares by Mr. Gladden or Ms. Nelson below Dell’s applicable stock ownership guidelines for executive officers. Any sales made pursuant to the Sales Plans will be made based on share amounts and other conditions specified in the applicable Sales Plan.

The Purchase Plan entered into by Mr. Breyer provides for his purchase of up to 80,000 shares of Dell common stock on specified dates occurring between May 2010 and April 2011. Any purchases made pursuant to the Purchase Plan will be made based on share amounts and other conditions specified in the Purchase Plan.

All stock purchases or sales under the Plans will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date: March 15, 2010

By: /s/ Janet B. Wright
Janet B. Wright
Vice President
(Duly authorized officer)

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